As filed with the Securities and Exchange Commission on November 5, 2007.

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ZEP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0783366
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Zep Inc.

4401 Northside Parkway, Suite 700

Atlanta, Georgia 30327-3093

(Address of Principal Executive Offices)

Zep Inc. Employee Stock Purchase Plan

Zep Inc. Long-Term Incentive Plan

Zep Inc. Nonemployee Director Deferred Compensation Plan

Zep Inc. Supplemental Deferred Savings Plan

Zep Inc. 401(k) Plan

(Full Title of the Plans)

C. Francis Whitaker, III

Vice President, General Counsel, and Secretary

Zep Inc.

4401 Northside Parkway, Suite 700

Atlanta, Georgia 30327-3093

(404) 352-1680

(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	4,300,000	(3)	$14.72	$63,296,000	$1,944
Common Stock, $0.01 par value per share	500,000	(4)	$14.72	$ 7,360,000	$ 226
Common Stock, $0.01 par value per share	300,000	(5)	$14.72	$ 4,416,000	$ 136
Common Stock, $0.01 par value per share	400,000	(6)	$14.72	$ 5,888,000	$ 181
Common Stock, $0.01 par value per share	200,000	(7)	$14.72	$ 2,944,000	$ 91
Preferred Stock Purchase Rights		(8)	N/A	N/A	N/A
Deferred Compensation Obligations (9)	$800,000		N/A	$ 800,000	$ 25
Deferred Compensation Obligations (10)	$6,750,000		N/A	$ 6,750,000	$ 208
Plan Interests (11)		(11)	N/A	N/A	N/A

(1)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional securities to be offered or issued in the event a stock dividend, stock split, recapitalization, or other similar change in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transactions or event having an effect similar to any of the foregoing.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low prices per share ($14.72) as reported on the New York Stock Exchange on November 1, 2007.
(3)	Denotes shares of Common Stock authorized to be issued under the Zep Inc. Long-Term Incentive Plan.
(4)	Denotes shares of Common Stock authorized to be issued under the Zep Inc. 401(k) Plan.
(5)	Denotes shares of Common Stock authorized to be issued under the Zep Inc. Nonemployee Director Deferred Compensation Plan.
(6)	Denotes shares of Common Stock authorized to be issued under the Zep Inc. Supplemental Deferred Savings Plan.
(7)	Denotes shares of Common Stock authorized to be issued under the Zep Inc. Employee Stock Purchase Plan.
(8)	The Preferred Stock Purchase Rights initially trade with the Common Stock and are not currently exercisable.
(9)	The Deferred Compensation Obligations are unsecured obligations of Zep Inc. to pay deferred compensation to directors of Zep Inc. who participate in the Zep Inc. Nonemployee Director Deferred Compensation Plan in accordance with its terms.
(10)	The Deferred Compensation Obligations are unsecured obligations of Zep Inc. to pay deferred compensation to eligible employees of Zep Inc. or its subsidiaries who participate in the Zep Inc. Supplemental Deferred Savings Plan in accordance with its terms.
(11)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests in the Zep Inc. 401(k) Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the Zep Inc. Long-Term Incentive Plan, Zep Inc. Employee Stock Purchase Plan, Zep Inc. Nonemployee Director Deferred Compensation Plan, Zep Inc. Supplemental Deferred Savings Plan, and Zep Inc. 401(k) Plan (the “Plans”) required by Item 1 of Part I of Form S-8 and the statement of availability of Registration Information, Plan Information and other information required by Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act. Zep Inc. (the “Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the SEC or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference

The following documents have been filed by the Company with the SEC and are incorporated herein by reference:

(1)	The Company’s Registration Statement on Form 10 declared effective by the SEC on October 11, 2007, and all amendments thereto;

(2)	Form 8-K filed with the SEC on October 18, 2007;

(3)	Form 8-K filed with the SEC on October 24, 2007;

(4)	Form 8-K filed with the SEC on October 26, 2007.; and

(5)	Form 8-K filed with the SEC on November 5, 2007.

All documents, filed subsequent to the date hereof by the Company or the Zep Inc. 401(k) Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of the Company’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.	Description of Securities

The Common Stock of the Company is registered under Section 12 of the Securities Exchange Act of 1934. The Common Stock and the plan interests registered under this Registration Statement are not required to be described under this Item 4.

The deferred compensation obligations (the “Obligations”) of the Company under the Zep Inc. Nonemployee Director Deferred Compensation Plan and the Zep Inc. Supplemental Deferred Savings Plan (the “Plans”) represent contractual obligations of the Company to pay or distribute to participants in the Plans, upon their retirement, termination of employment and/or at certain other times, compensation, the receipt of which the participants have elected to defer, as adjusted for notional investment experience, in accordance with the terms of the pertinent Plan. The Obligations may also represent amounts that the Company has elected to credit to a participant’s account under the Plan, as adjusted. Amounts credited to a participant’s account are credited with earnings based on one or more notional investment measurements. The Obligations are payable in cash upon retirement, termination of employment and/or at certain other times in a lump-sum distribution or in installments, at the election of the participant made in accordance with the pertinent Plan. There is no trading market for the Obligations.

The Obligations are unsecured general obligations of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under a Plan, other than a claim for benefits by a participant or his or her beneficiary, will be null and void.

No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations.

ITEM 5.	Interests of Named Experts and Counsel

The validity of the securities registered hereunder has been passed upon for the Company by C. Francis Whitaker, III, Vice President, General Counsel, and Secretary of the Company.

ITEM 6.	Indemnification of Directors and Officers

The Company’s By-laws and Section 145 of the Delaware General Corporation Law, which allows, and in some cases requires, the indemnification of directors and officers under certain circumstances, grant the Company’s directors and officers a right to indemnification to the fullest extent permitted by law for all expenses relating to civil, criminal, administrative, or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as a director, officer, or employee of another enterprise. The Company’s By-laws further provide that an advancement for any such expenses shall only be made upon delivery to the Company by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by the Company.

The Company has entered into indemnification agreements with certain of its directors and officers. These agreements require the Company to indemnify these directors and officers with respect to their activities as directors or officers of the Company or when serving at the Company’s request as a director, officer, or trustee of another corporation, trust or other enterprise against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal, administrative, or investigative) to which they are, or are threatened to be made, parties as a result of their service to the Company. The Company will agree to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee (i) the benefits provided by the Company’s certificate of incorporation and By-laws in effect on the date of the indemnification agreement; (ii) the benefits provided by the Company’s certificate of incorporation and By-laws at the time expenses are incurred by the indemnitee; (iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which the Company exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by the Company; and (vi) such other benefits as may be otherwise available to indemnitee under the Company’s existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee, or agent of the Company with respect to suits or proceedings arising out of acts or omissions during his service to the Company. Each indemnitee will agree to notify the Company promptly of any proceeding brought or threatened and not to make any admission or settlement without the Company’s consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.

ITEM 7.	Exemption from Registration Claimed

Not applicable.

ITEM 8.	Exhibits

Exhibit No.	Description
4.1	Form of Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10 (Registration No. 1-33633) previously filed with the Commission).

4.2	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10 (Registration No. 1-33633) previously filed with the Commission).

4.3	Form of common stock certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form 10 (Registration No. 1-33633) previously filed with the Commission).

4.4	Form of Stockholder Protection Rights Agreement (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form 10 (Registration No. 1-33633) previously filed with the Commission).

5.1	Opinion and consent of C. Francis Whitaker, III.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of C. Francis Whitaker, III (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in signature page of this Registration Statement).

ITEM 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that if the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement, paragraphs (a)(1)(i) and (a)(1)(ii) will not apply.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes with respect to each Plan required to be submitted to the Internal Revenue Service (“IRS”) that it will submit or has submitted such Plan to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify such Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 5, 2007.

ZEP INC.

By:	/s/ C. Francis Whitaker, III
C. Francis Whitaker, III
Vice President, General Counsel, and Secretary

POWER OF ATTORNEY

Each person whose signature appears below in so signing also makes, constitutes, and appoints Mark R. Bachmann and C. Francis Whitaker, III and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, together with exhibits to any such registration statement or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact’s substitute or substitutes may do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John K. Morgan	Chairman of the Board, President and Chief Executive	November 5, 2007
John K. Morgan	Officer (Principal Executive Officer)

/s/ Mark R. Bachmann	Executive Vice President and Chief Financial Officer	November 5, 2007
Mark R. Bachmann	(Principal Financial and Accounting Officer)

/s/ J. Veronica Biggins	Director	November 5, 2007
J. Veronica Biggins

/s/ Earnest W. Deavenport, Jr.	Director	November 5, 2007
Earnest W. Deavenport, Jr.

/s/ Kenyon W. Murphy	Director	November 5, 2007
Kenyon W. Murphy

/s/ Sidney J. Nurkin	Director	November 5, 2007
Sidney J. Nurkin

/s/ Joseph Squicciarino	Director	November 5, 2007
Joseph Squicciarino

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 5th day of November 2007.

ZEP INC. 401(k) PLAN

By:	ZEP INC., Administrator of Plan

By:	/s/ C. Francis Whitaker, III
C. Francis Whitaker, III
Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10 (Registration No. 1-33633) previously filed with the Commission).

4.2	Amended and Restated By-laws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10 (Registration No. 1-33633) previously filed with the Commission).

4.3	Form of common stock certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Form 10 (Registration No. 1-33633) previously filed with the Commission).

4.4	Stockholder Protection Rights Agreement (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Form 10 (Registration No. 1-33633) previously filed with the Commission).

5.1	Opinion and consent of C. Francis Whitaker, III.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of C. Francis Whitaker, III (included in Exhibit 5.1 hereto).

24	Power of Attorney (included in signature page of this Registration Statement).